UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2011

AFFYMAX, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33213	77-0579396
(Commission File Number)	(IRS Employer Identification No.)

4001 Miranda Avenue

Palo Alto, CA 94304
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 812-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 30, 2011, Affymax, Inc. (the “Company”) completed the issuance and sale of 1,271,186 shares of its common stock, par value $0.001 per share (the “Over-Allotment Shares”), pursuant to the exercise in full of the over-allotment option granted under that certain underwriting agreement, dated March 18, 2011, with Lazard Capital Markets LLC, as representative of the several underwriters. The price to the public was $5.90 per share. The net proceeds to the Company from the offering of the Over-Allotment Shares are expected to be approximately $7.0 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include the amount of proceeds from the offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from any results expressed or implied by such forward-looking statements. These risks and uncertainties are described more fully under the headings “Risk Factors” in the Company’s most recently filed documents with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as well as in the prospectus supplement related to the public offering filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMAX, INC.

Dated: March 30, 2011	By:	/s/ GRACE U. SHIN
Grace U. Shin
General Counsel